SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                                 ----------

                               SCHEDULE 13D/A
                               (RULE 13d-101)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                             (Amendment No. 7)

                             (Final Amendment)


          COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)
         ----------------------------------------------------------
                              (Name of Issuer)


                  NATIONAL TELEPHONE COMPANY OF VENEZUELA
                  ----------------------------------------
                                  (CANTV)
                                  -------
                (Translation of Name of Issuer Into English)


                           Class D Common Shares,
     Nominal Value Bs. 36.90182224915 Per Share (the "Class D Shares")
               American Depositary Shares, Each Representing
                     Seven Class D Shares (the "ADSs")
 -----------------------------------------------------------------------------
                       (Title of Class of Securities)


                P3055Q103 (Class D Shares); 204421101 (ADSs)
 -----------------------------------------------------------------------------
                               (CUSIP Number)

     Barry J. Sharp, Senior Vice President and Chief Financial Officer, The AES Corporation 1001 North 19th Street Arlington, Virginia 22209,
                            Tel: (703) 522-1315

                                  Copy to:

        Michael E. Gizang, Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square, New York, NY 10036, Tel: (212) 735-2704
  ---------------------------------------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                               March 15, 2002
 -----------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box [ ]





-------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)         13D                   PAGE 3
204421101 (ADSs)
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           The AES Corporation
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)   [  ]
                                                                (b)   [  ]
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO, AF
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                   [  ]
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           State of Delaware
-------------------------------------------------------------------------------
NUMBER OF               7    SOLE VOTING POWER          Class D Shares:  6
SHARES                                                  ADSs:  785
BENEFICIALLY            -------------------------------------------------------
OWNED BY                8    SHARED VOTING POWER        Class D Shares:  None
REPORTING                                               ADSs:  None
PERSON WITH             -------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER     Class D Shares:  6
                                                        ADSs:  785
                        -------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                        ADSs:  None
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares:  6
           ADSs:  785
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                        [  ]
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0% See Item 5.
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           HC
-------------------------------------------------------------------------------






-------------------------------------------------------------------------------
CUSIP NO.P3055Q103 (Class D Shares)             13D                  PAGE 5
204421101 (ADSs)
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           AES Channon Holdings B.V.
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [  ]
                                                               (b)  [  ]
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO, AF
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                     [  ]
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           The Netherlands
-------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER           Class D Shares:  6
SHARES                                                  ADSs:  785
BENEFICIALLY            -------------------------------------------------------
OWNED BY                8   SHARED VOTING POWER         Class D Shares:  None
REPORTING                                               ADSs:  None
PERSON WITH             -------------------------------------------------------
                        9   SOLE DISPOSITIVE POWER      Class D Shares:  6
                                                        ADSs:  785
                        -------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER    Class D Shares:  None
                                                        ADSs:  None
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares:  6
           ADSs:  785
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       [  ]
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0% See Item 5.
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------





-------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)          13D                 PAGE 7
204421101 (ADSs)
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Corporacion EDC, C.A.
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)   [  ]
                                                                (b)   [  ]
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO, WC
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                    [  ]
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Venezuela
-------------------------------------------------------------------------------
NUMBER OF               7    SOLE VOTING POWER          Class D Shares:  6
SHARES                                                  ADSs:  785
BENEFICIALLY            -------------------------------------------------------
OWNED BY                8    SHARED VOTING POWER        Class D Shares:  None
REPORTING                                               ADSs:  None
PERSON WITH             -------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER     Class D Shares:  6
                                                        ADSs:  785
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                        ADSs:  None
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares:  6
           ADSs:  785
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       [  ]
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0% See Item 5.
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------





-------------------------------------------------------------------------------
CUSIP NO.P3055Q103 (Class D Shares)         13D                   PAGE 9
204421101 (ADSs)
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inversiones Inextel, C.A.
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)    [  ]
                                                                (b)    [  ]
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO, AF
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                 [  ]
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Venezuela
-------------------------------------------------------------------------------
NUMBER OF               7    SOLE VOTING POWER          Class D Shares:  6
SHARES                                                  ADSs: 785
BENEFICIALLY            -------------------------------------------------------
OWNED BY                8    SHARED VOTING POWER        Class D Shares:  None
REPORTING                                               ADSs:  None
PERSON WITH             -------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER     Class D Shares:  6
                                                        ADSs:  785
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                        ADSs:  None
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares:  6
           ADSs:  785
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                     [  ]
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0% See Item 5.
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------






-------------------------------------------------------------------------------
CUSIP NO.P3055Q103 (Class D Shares)         13D                   PAGE 11
204421101 (ADSs)
-------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           AES Comunicaciones de Venezuela, C.A.
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)    [  ]
                                                                (b)    [  ]
-------------------------------------------------------------------------------
3          SEC USE ONLY
-------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                [  ]
-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Venezuela
-------------------------------------------------------------------------------
NUMBER OF               7      SOLE VOTING POWER         Class D Shares:  6
SHARES                                                   ADSs: 785
BENEFICIALLY            -------------------------------------------------------
OWNED BY                8      SHARED VOTING POWER       Class D Shares:  None
REPORTING                                                ADSs:  None
PERSON WITH             -------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER    Class D Shares:  6
                                                         ADSs: 785
                        -------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER  Class D Shares:  None
                                                         ADSs:  None
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares:  6
           ADSs: 785
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                      [  ]
-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0% See Item 5.
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------





         This Amendment No. 7 to Schedule 13D ("Amendment No. 7") amends and supplements the statement on Schedule 13D originally filed on July 3, 2001 with the Securities and Exchange Commission (the "SEC") by The AES Corporation ("AES"), AES Channon Holdings B.V., Corporacion EDC, C.A., Inversiones Inextel, C.A., Servicios EDC, C.A. and Inversiones Onapo, C.A., as amended and supplemented prior to the date hereof (the "Schedule 13D").

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item 5.  Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

         On March 15, 2002, AES Comunicaciones de Venezuela, C.A., as custodian for the Class D Shares owned by Inextel, converted 50,255,184 Class D Shares into 7,179,312 ADSs.

         On March 19, 2002, Inversiones Inextel, C.A., sold in a single transaction 7,179,312 ADSs at a price per ADS of $12.75. As a result of such sale, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Class D Shares.


                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to
Schedule 13D is true, complete and correct.

                                      The AES Corporation


                                      By:   /s/ Paul Hanrahan
                                            --------------------------------
                                            Name:    Paul Hanrahan
                                            Title:   Executive Vice President
Date: March 19, 2002


                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to
Schedule 13D is true, complete and correct.

                                       AES Channon Holdings B.V.


                                       By:  /s/ Steven P. Clancy
                                            --------------------------------
                                            Name:    Steven P. Clancy
                                            Title:   Director
Date:  March 19, 2002




                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to
Schedule 13D is true, complete and correct.

                                       Corporacion EDC, C.A.


                                       By:  /s/ Paul Hanrahan
                                            ------------------------------
                                            Name:    Paul Hanrahan
                                            Title:   Director
Date:  March 19, 2002



                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to
Schedule 13D is true, complete and correct.

                                       Inversiones Inextel, C.A.


                                       By:  /s/ Steven P. Clancy
                                            --------------------------------
                                            Name:    Steven P. Clancy
                                            Title:   Director
Date:  March 19, 2002





                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to
Schedule 13D is true, complete and correct.

                                       AES Comunicaciones de Venezuela, C.A


                                       By:  /s/ Paul Hanrahan
                                            --------------------------------
                                            Name:    Paul Hanrahan
                                            Title:   Director
Date: March 19, 2002